NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q3 2023

DALLAS (November 9, 2023) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended September 30, 2023. For the three months ended September 30, 2023, we reported net income attributable to common shares of $4.5 million or $0.52 per diluted share, compared to a net income of $378.4 million or $43.79 per diluted share for the same period in 2022.

Financial Highlights

•Total occupancy was 79% at September 30, 2023, which includes 96% at our multifamily properties and 49% at our commercial properties.
•On August 28, 2023, we paid off the $1.2 million loan on Athens.
•On November 6, 2023, we obtained a $25.4 million construction loan to build a 216 unit multifamily property in McKinney, Texas.

Financial Results

Rental revenues increased $4.3 million from $7.6 million for the three months ended September 30, 2022 to $11.8 million for the three months ended September 30, 2023. The increase in rental revenue is primarily due to $5.0 million increase at our multifamily properties offset in part by a decrease of $0.8 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the acquisition of the VAA Holdback Portfolio in 2022.

Net operating loss decreased $1.0 million from $2.8 million for three months ended September 30, 2022 to $1.8 million for the three months ended September 30, 2023. The decrease in net operating loss is primarily due to a decrease in legal costs.

Net income attributable to the Company decreased $373.9 million from $378.4 million for the three months ended September 30, 2022 to $4.5 million for the three months ended September 30, 2023. The decrease in net income is primarily attributed to our share of the gain from the sale of the VAA Sale Portfolio, net of income tax effect in 2022.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Rental revenues	$11,838	$7,570	$34,236	$22,310
Other income	687	749	2,216	1,566
Total revenue	12,525	8,319	36,452	23,876
Expenses:
Property operating expenses	7,443	4,701	20,580	12,541
Depreciation and amortization	3,313	2,193	9,615	6,840
General and administrative	1,432	2,756	7,836	7,348
Advisory fee to related party	2,112	1,434	6,282	6,885
Total operating expenses	14,300	11,084	44,313	33,614
Net operating loss	(1,775)	(2,765)	(7,861)	(9,738)
Interest income	9,676	7,379	26,998	17,162
Interest expense	(1,902)	(3,992)	(7,415)	(13,142)
Gain on foreign currency transactions	—	1,533	993	19,437
Loss on early extinguishment of debt	—	(1,166)	(1,710)	(2,805)
Equity in income from unconsolidated joint venture	85	464,085	798	470,428
Gain on sale or write down of assets, net	—	1,539	188	16,580
Income tax provision	(1,322)	(88,037)	(2,638)	(88,105)
Net income	4,762	378,576	9,353	409,817
Net income attributable to noncontrolling interest	(311)	(225)	(855)	(503)
Net income attributable to the Company	$4,451	$378,351	$8,498	$409,314
Earnings per share
Basic and diluted	$0.52	$43.79	$0.98	$47.38
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316